Free Writing Prospectus

Dated April 22, 2020

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-06

**PX DETAILS** $1,150MM CarMax (CARMX) 2020-2

Joint Leads: Wells Fargo Securities (struc), Barclays, BofA

Co-Managers: CS, Mizuho, MUFG, SMBC

CLASS SIZE($MM)	WAL	S&P/F	BENCH	SPD	YLD%	CPN%	$PRICE
A1 223.000	0.24	A-1+/F1+	IntL	+25	1.25179	1.25179	100.00000
A2A 258.385	0.94	AAA/AAA	EDSF	+130	1.760	1.750	99.99668
A2B 65.000	0.94	AAA/AAA	1mL	+130			100.00000
A3 388.134	2.24	AAA/AAA	IntS	+130	1.711	1.700	99.98920
A4 106.731	3.48	AAA/AAA	IntS	+165	2.059	2.050	99.99929
B 37.600	3.88	AA/AA	IntS	+250	2.920	2.900	99.99131
C 31.820	3.88	A/A	IntS	+385	4.270	4.230	99.99122
D 39.330	3.88	BBB/BBB	IntS	+540	5.820	5.750	99.99799

Deal Summary:

Expected Settle: 04/29/20	Registration: SEC Registered
First Pay Date: 05/15/20	ERISA: Yes
Expected Ratings: S&P, Fitch	Pxing Speed: 1.3 ABS to 10% Call
Ticker: CARMX 2020-2	Min Denoms: $5k x $1k
Transaction Size: $1.15bln	Bill & Deliver: WFS

Available Information:

* Preliminary Prospectus and FWP (Attached)

* Intex CDI File (Attached)

* Intex Dealname: wscarmax202002 Password: B92X

Deal Roadshow Login Details

* URL www.dealroadshow.com

* Entry Code (Case Sensitive): CARMX2020-2

* Direct Link: www.dealroadshow.com/e/CARMX2020-2

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